Exhibit 99.1

Sharon O’Keefe Joins Apollo Endosurgery Board of Directors
Seasoned healthcare leader brings 30 years of hospital system and medical technology expertise

AUSTIN, Texas (July 6, 2022) - Apollo Endosurgery, Inc. (“Apollo”) (NASDAQ: APEN), a global leader in minimally invasive medical devices for gastrointestinal and bariatric procedures, announced that Sharon O’Keefe has joined its Board of Directors, effective July 6, 2022.
“We are thrilled to welcome Sharon to the Apollo Endosurgery Board,” said Chas McKhann, President and CEO of Apollo. “We believe that Sharon’s extensive experience across the healthcare industry will help Apollo strengthen its position as a leader in therapeutic endoscopy and support the company’s growth plans in the years ahead.”
Ms. O’Keefe was President of the University of Chicago Medical Center from 2011 to 2020, overseeing a network of physicians and clinics with 10,000 employees and annual operating revenue in excess of $2 billion. Previously, Ms. O’Keefe served in executive leadership roles at Loyola University Medical Center, Barnes Jewish Hospital, Johns Hopkins Hospital, Montefiore Medical Center, the University of Maryland Medical System, and Beth Israel Deaconess Medical Center. Ms. O’Keefe currently serves as a Non-Executive Director at Convatec Group, a $2 billion global manufacturer of products for would care, critical care, and infusion devices, and at Adtalem Global Education, a $1.1 billion global educational services and workforce solutions provider that focuses on diversity and empowering individuals. Ms. O’Keefe previously served on the board of Vocera Communications, a $200 million healthcare technology company, which was acquired by Stryker in 2022. Ms. O’Keefe has an M.S. in Nursing Administration from the Loyola University of Chicago, and a B.S. in Nursing from Northern Illinois University.
“Apollo Endosurgery offers unique and differentiated technologies that have a tremendous opportunity to positively impact patient care,” said Ms. O’Keefe. “I look forward to working with the Board to expand the reach of Apollo’s products for defect closure and endobariatric procedures to more patients, physicians and healthcare systems.”
Apollo also announced today that Rick Anderson has retired from the Apollo Board of Directors, effective immediately. Mr. Anderson, Chairman of Revival Healthcare Capital, has served as a member of the Apollo Board of Directors since 2013.
“The team at Apollo are indebted to Rick for his strategic leadership of the company over many years,” said McKhann. “Rick is a passionate leader with an unwavering belief in the potential for Apollo’s products to transform endoscopic procedures and improve patient care. We wish him all the best in his future endeavors.”
About Apollo Endosurgery, Inc.
Apollo Endosurgery, Inc. is a medical technology company focused on the development of next-generation, minimally invasive devices to advance therapeutic endoscopy designed to treat a variety of gastrointestinal conditions, including closure of gastrointestinal defects, managing gastrointestinal complications, and the treatment of obesity. Apollo's device-based therapies are an alternative to invasive surgical procedures, thus lowering complication rates and reducing total healthcare costs. Apollo's products are offered in over 75 countries today and include the X-Tack® Endoscopic HeliX Tacking System, the OverStitch® Endoscopic Suturing System, the OverStitch Sx™ Endoscopic Suturing System, and the Orbera® Intragastric Balloon.
Apollo’s common stock is traded on NASDAQ Global Market under the symbol "APEN". For more information regarding Apollo Endosurgery, go to: www.apolloendo.com.

Legal Notice Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. In addition, there is uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the Company’s financial outlook for future periods, the demand for the Company’s products, the Company’s liquidity position, global supply chains and economic activity in general. Important factors that could cause actual results to differ materially include: adverse events related to the Company's products, outcomes of clinical studies related to the Company's products, development of competitive medical products by competitors, regulatory approvals and extensive regulatory oversight by the FDA or other regulatory authorities, unfavorable media coverage related to the Company's products or related procedures, coverage and reimbursement decisions by private or government payors, the Company's ability to support the adoption of its products and broaden its product portfolio as well as other factors detailed in Apollo’s periodic reports filed with the Securities and Exchange Commission, or SEC, including its Form 10-K for the year ended December 31, 2021 and its form 10-Q for the period ended March 31, 2022. Copies of reports filed with the SEC are posted on Apollo’s website and are available from Apollo without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, Apollo disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
CONTACT:

Apollo Endosurgery, Inc.
Jeff Black, 512-279-5126
investor-relations@apolloendo.com

Darrow Associates Investor Relations
Matt Kreps, 214-597-8200
mkreps@darrowir.com